EXHIBIT 10.1
CONFIDENTIAL
SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This Confidential Separation Agreement and General Release of Claims (“Agreement”) is entered into by and between Michael Sheridan (“Employee” or “You”) and DocuSign, Inc., a Delaware corporation (“DocuSign” or the “Company”), collectively referred to as the “Parties.” This Agreement will become effective on the eighth (8th) day after its execution by the Parties, provided that Employee has not revoked it as provided in Section 9(vi) below (the “Effective Date”).

RECITALS

WHEREAS, Employee is a party to an Amended and Restated Offer Letter with the Company dated April 11, 2018 (the “Retention Agreement”), which provides for certain benefits in the event of a qualifying termination;

WHEREAS, Employee and the Company wish to provide for the orderly transition of Employee’s responsibilities in connection with Employee’s separation from employment;

WHEREAS, in connection with such separation of Employment, and to avoid the costs and potential inconveniences of any dispute, the Parties desire to settle all claims and issues, including any and all disputes which may exist between Employee and DocuSign.

WHEREAS, Company is willing to extend to Employee, and Employee is willing to accept, certain benefits in exchange for a release of claims, covenant not to sue and certain other undertakings, all on the terms and subject to the conditions set forth herein.

THEREFORE, in consideration of the promises and covenants set forth in this Agreement, and for good and valuable consideration, the sufficiency of which is hereby acknowledged by both Parties, the Parties agree as follows:

1.Separation Date. Employee’s last day as an Employee of the Company will be November 30, 2021 (“Separation Date”).

2.Consideration. In consideration for Employee executing and not revoking this Agreement and the undertakings described herein, including the release of claims set forth in Section 6 of this Agreement (the “Release”), DocuSign shall provide the following benefits:

A.Cash Severance.

i.Salary. DocuSign will pay Employee the gross amount of $212,500 (the “Cash Severance”), which represents 6 months of Employee’s base salary.
ii.Target Bonus. In addition, DocuSign will pay Employee the gross amount of $106,250 (the “Bonus Severance”), which represents 50% of Employee’s on-target earnings under the Company’s annual bonus program.

EXHIBIT 10.1
iii.Payment Terms. DocuSign will pay the Cash Severance and Bonus Severance to Employee in a lump sum, less applicable payroll deductions and withholdings, on DocuSign’s first regularly scheduled payroll date that occurs following the Effective Date.
B.COBRA. If Employee timely elects continued coverage under COBRA, DocuSign will continue to pay the cost of Employee’s health care coverage in effect as of the Separation Date for a period of six months, either under the Company’s regular health plan (if permitted), or by paying Employee’s COBRA premiums (the “COBRA Severance”). Notwithstanding the foregoing, if DocuSign determines in its sole discretion that it cannot provide the foregoing COBRA Severance without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), DocuSign shall in lieu thereof provide Employee a taxable monthly payment in an amount equal to the monthly COBRA premium that Employee would be required to pay to continue Employee’s group health coverage in effect on the Separation Date (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether Employee elects COBRA continuation coverage and shall end on the last day of the sixth calendar month following the Separation Date.

C.RSU Acceleration. On the Effective Date, Employee’s Restricted Stock Units (“RSUs”) will vest in an amount equal to six additional months of service, such that Employee will vest in and receive the number of shares subject to the RSUs that would have been vested had Employee remained in Continuous Service (as defined in the applicable RSU agreements) until and through May 30, 2022 (the “Vesting Acceleration Date”). The number of shares subject to Employee’s RSUs and the number of shares eligible to accelerate and vest pursuant to the preceding sentence for each outstanding RSU are set forth on Appendix A to this Agreement. The shares that vest pursuant to this paragraph shall be issued and delivered to Employee promptly, and in any event no later than 30 calendar days, following the Effective Date, subject to applicable tax withholding.

D.PSU Vesting. On the Effective Date, Employee will be entitled to receive the number of shares that would have vested under the performance restricted stock units awarded to Employee under the Company’s 2018 Equity Incentive Plan (the “PSUs”) if Employee had been subject to a Qualifying Termination on the Vesting Acceleration Date, with the result that Employee will be eligible for pro rata vesting under the PSUs based on his length of service (measured from the beginning of the Performance Period through the Vesting Acceleration Date) during the applicable Performance Period and the Company’s actual achievement of the Performance Goals.1 The final number of shares that will be delivered will be determined by the Compensation Committee during the 60-day period following the expiration of the applicable Performance Period, and will be settled and delivered in accordance with the award agreement(s) applicable to the PSUs (each, a “PSU Award Agreement”). The terms “Performance Period,” “Performance Goals” and “Qualifying Termination” shall have the meanings assigned to such terms in the applicable PSU Award Agreement. The number of shares subject to Employee’s PSUs, the maximum number of shares issuable

EXHIBIT 10.1
under each PSU and Employee’s pro rata portion of each applicable Performance Period are set forth on Appendix A to this Agreement.

E.Change in Control Prior to February 28, 2022. Notwithstanding anything to the contrary in paragraphs A-D above, in the event that the Company is subject to a Change in Control (as defined in the Retention Agreement) that closes on or before February 28, 2022, then DocuSign shall provide Employee the following benefits, subject to Employee’s continued compliance with the terms of this Agreement and Employee’s execution and delivery of a release of claims and covenant not to sue in substantially the form set forth in Sections 6 and 7 below (the “Second Release”):

i.Cash Severance. DocuSign will pay Employee the gross amount of $425,000 less (a) the amount of Cash Severance and Bonus Severance previously paid pursuant to paragraph A above and (b) applicable payroll deductions and withholdings.

ii.COBRA. DocuSign will provide Employee the COBRA Severance on the terms set forth in paragraph B above, except that the duration of such benefits shall be 12 months rather than six months.

iii.RSU Vesting. Any remaining unvested RSUs shall accelerate and vest, and shall be issued and delivered to Employee promptly (and in any event no later than 30 calendar days) following the effective date of the Second Release, subject to applicable tax withholding.

iv.PSU Vesting. Employee’s PSUs shall vest according to Attachment I, Section F of the applicable PSU Award Agreements, except that Employee shall be entitled to receive the full Default Number of PSUs without any Pro-Rata Reduction (as such terms are defined in the PSU Award Agreements).

F.Change in Control After February 28, 2022. Notwithstanding anything to the contrary in paragraphs A-E above, in the event that the Company is subject to a Change in Control (as defined in the Retention Agreement) that closes after February 28, 2022 and before the expiration of the Performance Period of one or more PSUs, such PSUs shall vest according to Attachment I, Section F(2) of the applicable PSU Award Agreements.

G.Equity Award Cancellation. In order to accommodate potential vesting acceleration pursuant to paragraphs C-F:

1.Employee’s outstanding and unvested RSUs shall remain outstanding until March 1, 2022, on which date any shares subject to the RSUs that do not accelerate and vest pursuant to paragraphs C or E shall be cancelled for no consideration;

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2.Employee’s outstanding and unvested PSUs shall remain outstanding until the applicable Determination Date (as defined in the PSU Award Agreements).

The benefits outlined above are not otherwise owed to Employee, and are provided solely as consideration for the Release and the promises and covenants made by Employee herein. Company is not responsible for Employee’s costs and attorneys’ fees in connection with reviewing this Agreement. Employee acknowledges that, without limiting Section 11, DocuSign does not owe him, or anyone on his behalf, nor shall he become eligible for, any other compensation or benefits from DocuSign, other than the foregoing.

3. Termination without Cause. The Parties agree that Employee’s termination of service constitutes termination by the Company without “Cause” for all purposes under the Retention Agreement.

4. Indemnification. Employee acknowledges and agrees that DocuSign has not made any representations to him regarding the tax consequences of any amounts received pursuant to this Agreement. The Parties agree that in the event any taxing authority determines that any settlement monies tendered as part of this Agreement are taxable: (i) Employee shall be solely responsible for the payment of all such taxes and penalties assessed against him; and (ii) DocuSign has no duty to defend Employee against any such tax claim, penalty or assessment. Employee further agrees to indemnify DocuSign in the event any taxing authority seeks payment from DocuSign of any taxes, interest, penalties or assessments owed by Employee, and for any penalties owed by DocuSign, and to hold DocuSign harmless to the fullest extent allowed by law.

5. Non-Admission of Liability. Employee acknowledges and agrees in good faith that this Agreement is the result of a compromise and shall not be considered an admission of liability or responsibility by DocuSign.

6. Employee’s Release of Claims against DocuSign. In consideration of the covenants, payments and other benefits set forth herein, Employee unconditionally, irrevocably and absolutely releases and discharges DocuSign and all of its current, former, and future parent corporations, subsidiary corporations, affiliate corporations, and its and their directors, officers, agents, and employees, and each of their successors and assigns (hereinafter referred to collectively as the “Released Parties”) from any and all known and unknown losses, liabilities, claims, demands, causes of action or suits of any type, whether in law or in equity, related directly or indirectly, or in any way connected with any transaction, affairs, or occurrences between them (collectively, the “Released Claims”), including, without limitation, Employee’s employment with DocuSign, his application for employment with DocuSign and any associated background check process, any rights or benefits that would otherwise apply under the Retention Agreement, and/or his resignation from said employment, in each case through the date hereof.

A. The Released Claims specifically include, without limitation, any and all contract or tort claims, claims for wrongful termination, retaliation, employment discrimination, emotional distress, fraud, misrepresentation, defamation, invasion of privacy, interference with prospective economic advantage, breach of contract, misrepresentation, promissory estoppel or reliance, exemption misclassification, failure to pay wages due or other monies owed, including,

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without limitation, severance, overtime compensation, accrued and unused vacation; claims for penalties, interest, attorneys’ fees and costs, including but not limited to penalties recoverable under the Private Attorneys General Act; and claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Workers’ Benefit Protection Act of 1990, as amended, the California Family Rights Act, the California Fair Employment and Housing Act, the Occupational Safety and Health Act, the California Labor Code, including but not limited to the Private Attorneys General Act, any applicable California Industrial Wage Orders, all as amended, and any other local, state or federal law, rule, or regulation relating to or affecting Employee’s employment by DocuSign. The Released Claims do not include any rights or benefits that may not be waived pursuant to applicable law including, without limitation, any right to indemnification pursuant to California Labor Code Section 2800 or Section 2802, or under any organizational document of the Company, for directors’ and officers’ insurance coverage, any worker’s compensation claims that Employee may possess or claim that cannot be released as a matter of law, although Employee represents that he is not currently aware of any such claim, or any claim for vested or accrued amounts, benefits or entitlements under any benefit plan, policy or arrangement of the Company or any of its affiliates (excluding the Retention Agreement, which is superseded by this Agreement as discussed herein). The release contained herein shall not be construed to waive any right to apply for unemployment insurance benefits.

B. Nothing in this Agreement (i) limits or affects Employee’s right to challenge the validity of this Release, including, without limitation, a challenge under the ADEA; (ii) in any way interferes with Employee’s right and responsibility to give truthful testimony under oath; or (iii) precludes Employee from participating in an investigation, filing a charge or otherwise communicating with any federal, state or local government office, official or agency, including, but not limited to, the Equal Employment Opportunity Commission, Department of Labor, National Labor Relations Board, or the Securities and Exchange Commission. However, Employee promises never to seek or accept any compensatory damages, back pay, front pay, or reinstatement remedies for Employee personally with respect to any claims released by this Release.

7. Covenant Not to Sue:
a.To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will Employee pursue, or cause or knowingly permit the prosecution of, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which Employee may now have, have ever had, or may in the future have against the Released Parties, which is based in whole or in part on any Released Claim.

b.Nothing in this section shall prohibit or impair Employee or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

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8. Unknown Claims. Employee understands and agrees that this Agreement extends to all claims of every nature, known or unknown, suspected or unsuspected, past or present, and that any and all rights Employee may have under Section 1542 of the California Civil Code or any analogous state or federal law or regulation are hereby expressly waived. Section 1542 provides:
“A general release does not extend to claims which the creditor does not know of or suspect to exist in her or her favor at the time of executing the release, which if known by her or her must have materially affected her or her settlement with the debtor.”
Employee certifies that he has read all of this Agreement, including the release provisions contained herein and the provision of Section 1542 quoted above, and he fully understands all of the same.

9. ADEA Release. Employee understands and agrees that he:

(i) Is, through this Agreement, releasing the Released Parties from any and all claims Employee may have against them, including any claim arising under the ADEA.

(ii) Has carefully read and fully understands all of the provisions of this Agreement.

(iii) Knowingly and voluntarily intends to be legally bound by the same.

(iv) Was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of his choice prior to executing this Agreement if desired.

(v) Has twenty-one (21) calendar days within which to review and consider this Agreement before signing it.

(vi) Has a full seven (7) days following the execution of this Agreement to revoke this Agreement and has been and hereby is advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired. If Employee intends to revoke this Agreement, such timely revocation must be provided in writing and sent via hand delivery or signed via DocuSign to the attention of the Company’s Chief People Officer at Joan.Burke@docusign.com.

(vii) Understands that any rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date this Agreement is executed are not waived.
10. Representation Regarding Pending Claims. Employee represents he has not filed any lawsuit, claim, or complaint against DocuSign in any state or federal court, or with any administrative agency or tribunal.

11. Return of DocuSign Property. Employee hereby warrants to DocuSign that, no later than five (5) business days after the Separation Date, Employee will return to DocuSign all property of DocuSign of any type whatsoever that has been in his possession or control.

12. At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement. Employee hereby acknowledges that he remains subject to his obligations under the

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At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement previously executed by the Employee which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information. Employee further confirms that Employee will deliver to the Company, no later than the Separation Date, all documents and data of any nature containing or pertaining to such proprietary information and that Employee will not take any such documents or data or any reproduction thereof.

13. Prospective Employer Inquiries.

In response to inquiries from prospective employers regarding Employee, DocuSign will provide only Employee’s title, dates of employment and, with written permission from Employee, his final salary.

14. Balances Owed. Employee acknowledges and represents that as of the date he signs this agreement, (a) he has timely submitted expense reports covering all outstanding and reimbursable expenses incurred by him (“Expenses”) and (b) he will have been paid all wages, commissions, compensation, benefits, and other amounts and has been provided all leaves of absence and/or other accommodations that DocuSign has ever owed to him prior to the date he signed this Agreement. Between the date he signs this Agreement and his Separation Date, DocuSign agrees to pay all wages and benefits owed to him at that time. DocuSign will promptly reimburse Employee for all outstanding Expenses in accordance with the Company’s travel and expense policy.

15. No Voluntary Assistance. Employee agrees that, going forward, he will not in any manner encourage or willingly assist any person, including any past, present or prospective employees or applicants for employment with DocuSign, in filing or pursuing any lawsuit, claim or action against DocuSign, in any state or federal court or before any state, federal or governmental agency, except as he may be required by statutorily authorized process to give testimony or to provide documents at a legal proceeding or to cooperate in any agency or legal proceeding. Employee represents that, going forward, he will not have contact with any past, present or prospective DocuSign employees or applicants for employment regarding filing or pursuing any lawsuit, claim or action against DocuSign.

16. No Assignment or Transfer of Claims. Employee represents and warrants that he has not assigned or transferred to any other person or entity any rights, claims or causes of action constituting a Released Claim, and no other person or entity has any interest in any such claim, except as disclosed by the terms of this Agreement.

17. Entire Agreement. This Agreement (together with the Retention Agreement; the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement; the PSU Award Agreements; and the applicable RSU award agreements) constitute the full and entire agreement between the Parties regarding the subject matter of this Agreement, and supersede the Retention Agreement in all respects.

18. Applicable Law; Severability. The validity, interpretation, and performance of this Agreement shall be construed and interpreted according to the laws of the State of California. If any provision of this Agreement, or part, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts, which may be given effect

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without the invalid provision or part. To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable.

19. Successors and Assigns; Counterparts. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, legal representatives, successors and assigns. This Agreement may be signed in counterparts. An electronic or facsimile signature shall have the same force and effect as an original signature, and trigger the obligations under this Agreement.

THE PARTIES CERTIFY THAT THEY HAVE READ THIS AGREEMENT, KNOW ITS CONTENTS, FULLY UNDERSTAND IT, AND ENTER INTO IT VOLUNTARILY AND FREE OF COERCION. NO PARTY IS BEING INFLUENCED BY ANY STATEMENT MADE BY OR ON BEHALF OF ANY OTHER PARTY TO THIS AGREEMENT, EXCEPT AS EXPRESSED HEREIN.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the dates shown below.

SIGNED: /s/ Michael Sheridan DATE: November 29, 2021
Michael Sheridan

DOCUSIGN, INC.

SIGNED: /s/ Joan Burke DATE: November 29, 2021
BY: Joan Burke
Chief People Officer

[1] By way of example and not limitation, if the Vesting Acceleration Date occurred on day 976 of a 1096-day Performance Period for a PSU Award, and the final number of shares earned under such PSU based on achievement of the applicable Performance Goals was 100, then Employee would be entitled to receive (976/1096)*100 = 89 shares of stock.